Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

Pricing Supplement Dated September 30, 2026 (To Prospectus dated December 8, 2025, Series A Prospectus Supplement dated December 8, 2025 and Product Supplement No. WF-1 dated December 8, 2025)
BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure $500,000 Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

◼Linked to an unequally weighted Basket comprised of the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225® Index (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index® (10.00% weighting) and the S&P®/ASX 200 Index (7.50% weighting) (each referred to as a “Basket Component”)

◼Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a Maturity Payment Amount that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Basket from the Starting Value to the Ending Value. The Maturity Payment Amount will reflect the following terms:

◼ If the value of the Basket increases, you will receive the principal amount plus a positive return equal to the Upside Participation Rate of 300% of the percentage increase in the value of the Basket from the Starting Value, subject to a Maximum Return at maturity of 18.75% of the principal amount. As a result of the Maximum Return, the maximum Maturity Payment Amount is $1,187.50 per Security

◼ If the value of the Basket decreases, you will have full downside exposure to the decrease in the value of the Basket from the Starting Value, and you will lose some, and possibly all, of the principal amount of your Securities

◼ Investors may lose some or all of the principal amount

◼All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

◼No periodic interest payments or dividends

◼Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is $966.30 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-34 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$23.25	$976.75
Total	$500,000.00	$11,625.00	$488,375.00

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Terms of the Securities

Issuer:	BofA Finance LLC
Guarantor:	BAC
Market Measure:

An unequally weighted Basket (the “Basket”) comprised of the following Basket Components (each referred to as a “Basket Component,” and collectively as the “Basket Components”). For each Basket Component, its weighting percentage and Initial Basket Component Value are set forth below:

Basket Component

Ticker

Weighting Percentage

Initial Basket Component Value

The EURO STOXX 50® Index

SX5E

40.00%

6,269.02

The Nikkei 225® Index

NKY

25.00%

66,753.72

The FTSE® 100 Index

UKX

17.50%

10,606.00

The Swiss Market Index®

SMI

10.00%

13,830.34

The S&P®/ASX 200 Index

AS51

7.50%

8,789.349

Pricing Date:	September 30, 2026.
Issue Date:	October 5, 2026.
Maturity Date:

December 3, 2027, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.” The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Maturity Payment Amount:

At maturity, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will equal:

• if the Ending Value is greater than the Starting Value:

$1,000 plus the lesser of:

(i)$1,000 × Basket Return × Upside Participation Rate; and

(ii)the Maximum Return

• if the Ending Value is less than or equal to the Starting Value: $1,000 + ($1,000 × Basket Return)

If the Ending Value is less than the Starting Value, you will have full downside exposure to the decrease in the value of the Basket from the Starting Value, and you will lose some, and possibly all, of the principal amount of your Securities at maturity.

Calculation Day:	November 30, 2027, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.”
Closing Level:

With respect to each Basket Component, closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.

Basket Closing Value:

The “Basket Closing Value” as of any day will be the product of (i) 100 times (ii) an amount equal to the sum of (a) 1 plus (b) the sum of the products, as calculated for each Basket Component, of: (1) its Basket Component Return on such day multiplied by (2) its weighting percentage.

Starting Value:	The Starting Value was set to 100.00 on the Pricing Date.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Ending Value:	The “Ending Value” will be the Basket Closing Value on the Calculation Day.
Maximum Return	The “Maximum Return” is 18.75% of the principal amount per Security ($187.50 per Security). As a result of the Maximum Return, the maximum Maturity Payment Amount is $1,187.50 per Security.
Initial Basket Component Value:	With respect to a Basket Component, the closing level of such Basket Component on the Pricing Date, as set forth under “—Market Measure” above.
Basket Component Return:

The “Basket Component Return” with respect to a Basket Component as of any day is the percentage change from its Initial Basket Component Value to its closing level on that day, measured as follows:

Closing level on such day – Initial Basket Component Value

Initial Basket Component Value

Basket Return:	The “Basket Return” is the percentage change from the Starting Value to the Ending Value, measured as follows: Ending Value – Starting Value Starting Value
Upside Participation Rate:	300%.
Market Disruption Events and Postponement Provisions:

The Calculation Day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Calculation Day and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, the Calculation Day is a “calculation day” and the Maturity Date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”).

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $23.25 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Maturity Date of the Securities and as though the Calculation Day were the third trading day prior to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09712GN75

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement to “Index” shall be deemed to refer to “Basket Component”.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

■seek 300% leveraged exposure to the upside performance of the Basket if the Ending Value is greater than the Starting Value, subject to the Maximum Return;

■are willing to accept the risk that, if the Ending Value is less than the Starting Value, they will be fully exposed to the decrease in the value of the Basket from the Starting Value and will lose some, and possibly all, of the principal amount per Security at maturity;

■understand and are willing to accept the full downside risks of the Basket;

■are willing to forgo interest payments on the Securities and dividends on securities included in the Basket Components; and

■are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

■seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

■require full payment of the principal amount of the Securities at maturity;

■are unwilling to accept the risk that, if the Basket Closing Value is less than the Starting Value on the Calculation Day, they will not receive any positive return on their investment in the Securities;

■are unwilling to accept the risk that the Basket Closing Value may decrease from the Starting Value to the Ending Value, in which case, they will lose some, and possibly all, of the principal amount of their Securities at maturity;

■seek uncapped exposure to the upside performance of the Basket;

■are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;

■seek current income;

■are unwilling to accept the risk of exposure to the Basket;

■seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the Securities;

■are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Basket Components generally, or to obtain exposure to the Basket Components that the Securities provide specifically; or

■prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Basket Components, please see the sections titled “The EURO STOXX 50® Index,” “The Nikkei 225® Index,” “The FTSE® 100 Index,” “The Swiss Market Index®” and “The S&P®/ASX 200 Index” below.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Determining the Maturity Payment Amount

On the Maturity Date, you will receive a cash payment per Security (the Maturity Payment Amount) calculated as follows:

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Ending Value is less than the Starting Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value is less than the Starting Value. In that case, you will lose some or all of your investment in the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the Ending Value exceeds the Starting Value.

The return on the Securities will be limited to the Maximum Return. The return on the Securities will not exceed the Maximum Return, regardless of the performance of the Basket.

The Maturity Payment Amount will not reflect the value of the Basket other than on the Calculation Day. The closing levels of the Basket Components (and thus the value of the Basket) during the term of the Securities other than on the Calculation Day will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Basket Components while holding the Securities, as the performance of the Basket Components may influence the market value of the Securities. The calculation agent will calculate the Maturity Payment Amount by comparing only the Starting Value to the Basket Closing Value on the Calculation Day. No other values of the Basket will be taken into account. As a result, if the Ending Value is less than the Starting Value, you will receive less than the principal amount at maturity even if the Basket Closing Value was always above the Starting Value prior to the Calculation Day.

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

The Maturity Date may be postponed if the Calculation Day is postponed. The Calculation Day with respect to a Basket Component will be postponed if the applicable originally scheduled Calculation Day is not a trading day with respect to any Basket Component or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Basket Component on the Calculation Day. If such a postponement occurs with respect to the Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Calculation Day as postponed.

Changes in the value of one Basket Component may be offset by changes in the value of one or more of the other Basket Components. The Securities are linked to a Basket. Changes in the value of one Basket Component may not correlate with changes in the values of the other Basket Components. The values of one Basket Component may increase, while the values of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Basket, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the value of one or more of the other Basket Components. Due to the different weightings of the Basket Components, adverse changes in the levels of the Basket Components that are more heavily weighted will have a greater impact on the value of your Notes at any time or the Payment at Maturity than changes in the levels of the lower-weighted Basket Components.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the Basket Closing Value on any day as compared to the Starting Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Basket, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Basket Components and the value of the Basket, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: levels of the Basket Components at such time; volatility of the Basket Components; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Basket Components, or futures or options contracts on the Basket Components or those securities, or other listed or over-the-counter derivative instruments linked to the Basket Components or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Basket Components, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Basket Components, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Basket Components, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our  or their proprietary accounts, in facilitating transactions, including block trades, for our

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Basket Components (and thus the value of the Basket) in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have adversely affected the values of the Basket Components. Consequently, the values of the Basket Components and, therefore, the Basket may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have adversely affected the closing levels of the Basket Components on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Basket Components or the securities represented by the Basket Components and may hold or resell the Securities, the Basket Components or the securities represented by the Basket Components.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Basket Components, the market value of your Securities prior to maturity or the amounts payable, if any, on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Basket Component-related Risks

Any payments on the Securities will depend upon the performance of the Basket Components, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect a Basket Component may adversely affect the value of the Securities and any payments on the Securities.

●We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.

Your return on the Securities and the value of the Securities may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. The Basket Components include certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Basket Components may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

the securities represented by the Basket Components during the term of your Securities, although the values of the Basket Components may be adversely affected by general exchange rate movements in the market.

There are risks associated with emerging markets. An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Hypothetical Examples and Returns

The payout profile, hypothetical returns and examples below illustrate hypothetical payments at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Initial Basket Component Value for any Basket Component. The hypothetical Initial Basket Component Value of 100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual Initial Basket Component Value of any Basket Component. The actual Initial Basket Component Value for each Basket Component is set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Basket Components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at maturity and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Upside Participation Rate:	300.00%
Hypothetical Initial Basket Component Value:	For each Basket Component, 100.00
Starting Value:	100.00
Maximum Return:	18.75% of the principal amount ($187.50 per Security)

Hypothetical Payout Profile

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Hypothetical Returns

Hypothetical Ending Value	Hypothetical Basket Return	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
200.00	100.00%	$1,187.50	18.75%
150.00	50.00%	$1,187.50	18.75%
140.00	40.00%	$1,187.50	18.75%
130.00	30.00%	$1,187.50	18.75%
120.00	20.00%	$1,187.50	18.75%
110.00	10.00%	$1,187.50	18.75%
106.25	6.25%	$1,187.50	18.75%
105.00	5.00%	$1,150.00	15.00%
102.00	2.00%	$1,060.00	6.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples

Example 1.  The Ending Value is greater than the Starting Value and the Maturity Payment Amount is greater than the principal amount of your Securities and reflects a return that is less than the Maximum Return:

	EURO STOXX 50® Index	Nikkei 225® Index	FTSE® 100 Index	Swiss Market Index®	S&P®/ASX 200 Index
Hypothetical Initial Basket Component Value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing level on the Calculation Day:	105.00	120.00	68.00	120.00	120.00
Hypothetical Basket Component Return on the Calculation Day	5.00%	20.00%	-32.00%	20.00%	20.00%

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Ending Value would equal:

100 x [1 + ((5.00% x 40.00%) + (20.00% x 25.00%) + (-32.00% x 17.50%) + (20.00% x 10.00%) + (20.00% x 7.50%))]

= 104.90

Because the hypothetical Ending Value is greater than the Starting Value, the Maturity Payment Amount per Security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × Basket Return × Upside Participation Rate

$1,000 × 4.90% × 300.00%

= $147.00; and

(ii)The Maximum Return of $187.50

On the Maturity Date, you would receive $1,147.00 per Security.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Example 2.  The Ending Value is greater than the Starting Value and the Maturity Payment Amount is greater than the principal amount of your Securities and reflects a return that is equal to the Maximum Return:

	EURO STOXX 50® Index	Nikkei 225® Index	FTSE® 100 Index	Swiss Market Index®	S&P®/ASX 200 Index
Hypothetical Initial Basket Component Value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing level on the Calculation Day:	120.00	120.00	68.00	120.00	120.00
Hypothetical Basket Component Return on the Calculation Day	20.00%	20.00%	-32.00%	20.00%	20.00%

Based on the hypothetical Basket Component Returns set forth above, the hypothetical Ending Value would equal:

100 x [1 + ((20.00% x 40.00%) + (20.00% x 25.00%) + (-32.00% x 17.50%) + (20.00% x 10.00%) + (20.00% x 7.50%))]

= 110.90

Because the hypothetical Ending Value is greater than the Starting Value, the Maturity Payment Amount per Security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × Basket Return × Upside Participation Rate

$1,000 × 10.90% × 300.00%

= $327.00; and

(ii)The Maximum Return of $187.50

On the Maturity Date, you would receive $1,187.50 per Security.

Example 3. The Ending Value is less than the Starting Value and the Maturity Payment Amount is less than the principal amount:

	EURO STOXX 50® Index	Nikkei 225® Index	FTSE® 100 Index	Swiss Market Index®	S&P®/ASX 200 Index
Hypothetical Initial Basket Component Value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing level on the Calculation Day:	30.00	20.00	110.00	120.00	130.00
Hypothetical Basket Component Return on the Calculation Day	-70.00%	-80.00%	10.00%	20.00%	30.00%

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Based on the hypothetical Basket Component Returns on the Calculation Day set forth above, the hypothetical Ending Value would equal:

100 x [1 + ((-70.00% x 40.00%) + (-80.00% x 25.00%) + (10.00% x 17.50%) + (20.00% x 10.00%) + (30.00% x 7.50%))]

= 58.00

In this example, the hypothetical closing levels on the Calculation Day of the EURO STOXX 50® Index and the Nikkei 225® Index are less than their respective hypothetical Initial Basket Component Values, while the hypothetical closing levels on the Calculation Day of the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index are greater than their respective hypothetical Initial Basket Component Values. Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be offset by decreases in the more heavily weighted Basket Components. In this example, the large declines in the EURO STOXX 50® Index and the Nikkei 225® Index result in the hypothetical Ending Value being less than the Starting Value even though the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index increased.

Because the hypothetical Ending Value is less than the Starting Value, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -42.00%)

= $580.00

On the Maturity Date, you would receive $580.00 per Security, resulting in a loss of 42.00%.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor to each of the SX5E, NKY, UKX, SMI and AS51 (each, an “Index Sponsor”). The Index Sponsors, which license the copyright and all other rights to the respective Basket Components, have no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of an Index Sponsor discontinuing publication of its applicable Basket Component are discussed in “General Terms of the Securities-Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index. None of us, the Guarantor, the calculation agent, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Basket Components. You should make your own investigation into the Basket Components.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (referred to in this section as the “SX5E”) was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 on December 31, 1991.

Index Composition and Maintenance

The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.

For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

The “free float market capitalization of the Index” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the Securities.

Historical Information

The following graph sets forth the daily historical performance of the SX5E in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Pricing Date, the closing level of the SX5E was 6,269.02.

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the Securities may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the SX5E.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

License Agreement

One of our affiliates has entered into a non-exclusive license agreement with STOXX providing for the license to it and certain of its affiliated companies, including us, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Securities.

The license agreement requires that the following language be stated in this pricing supplement:

“STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the Securities.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:

●sponsor, endorse, sell or promote the Securities.

●recommend that any person invest in the Securities or any other securities.

●have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.

●have any responsibility or liability for the administration, management or marketing of the Securities.

●consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.

STOXX does not assume any contractual relationship with the purchasers of the Securities or any other third parties.

Specifically,

●STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:

●The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;

●The accuracy, timeliness, and completeness of the SX5E and its data;

●The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

●The performance of the Securities generally.

●STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data;

●Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Securities, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the owners of the Securities or any other third parties.”

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

The Nikkei 225® Index

The NKY, also known as the Nikkei Stock Average Index, is an equity index calculated, published, and disseminated by Nikkei Inc.  The NKY measures the composite price performance of selected Japanese stocks.  The NKY is currently based on 225 stocks (each, an “Index Stock”) trading on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry.  All 225 of the Index Stocks are listed in the First Section of the TSE.  Index Stocks listed in the First Section are among the most actively traded stocks on the TSE.  The NKY started on September 7, 1950. However, it was retroactively calculated back to May 16, 1949, when the TSE reopened for the first time after World War II.

Calculation of the NKY

The NKY is a modified, price-weighted index. Each Index Stock’s weight is based on its price per share rather than the total market capitalization of the issuer.  Nikkei Inc. calculates the NKY by multiplying the per share price of each Index Stock by the corresponding weighting factor for that Index Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor.  The divisor is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Index Stock, so that the share price of each Index Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50.  Each Weight Factor represents the number of shares of the related Index Stock which are included in one trading unit of the NKY.  The stock prices used in the calculation of the NKY are those reported by a primary market for the Index Stocks, currently the TSE.  The level of the NKY is currently calculated once per 15 seconds during TSE trading hours.

In order to maintain continuity in the level of the NKY in the event of certain changes due to non-market factors affecting the Index Stocks, such as the addition or deletion of stocks, stock splits, or increase in paid-in capital, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY.  The divisor remains at the new value until a further adjustment is necessary as the result of another change.  In the event of a change affecting any Index Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the NKY immediately after the change, will equal the level of the NKY immediately prior to the change.

Index Maintenance

The NKY is reviewed annually at the beginning of October. The purpose of the review is to maintain the representative nature of the Index Stocks. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, the balance of the sectors, in terms of the number of constituents, is considered. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (high price/low price) / volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents that are not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added.

After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225. Among the 450 “high liquidity” stocks, half of those that belong to a sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei Inc.

The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the NKY: (i) bankruptcy and liquidation events; (ii) corporate restructurings, such as mergers, share exchanges or share transfers; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, a component stock designated as “security under supervision” becomes a deletion candidate. However, the decision to delete such a candidate will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the NKY, Nikkei Inc. will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day, the TSE will close prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the NKY on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.  The TSE may also suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the market value of the Securities.

Historical Information

The following graph sets forth the daily historical performance of the NKY in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Pricing Date, the closing level of the NKY was 66,753.72.

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the Securities may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the NKY.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

License Agreement

We have entered into an agreement with Nikkei Inc. providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of Nikkei Inc. (the “Index sponsor”), formerly known as Nihon Keizai Shimbum, Inc. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225 Index” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY.

The Securities are not in any way sponsored, endorsed or promoted by the index sponsor. The index sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the index sponsor. However, the index sponsor shall not be liable to any person for any error in the NKY and the index sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the Securities, of any error therein.

In addition, the index sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

The FTSE® 100 Index

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE, a company owned by The London Stock Exchange Plc.

Additional information on the UKX is available from the following website: ftse.com/uk. We are not incorporating by reference that website or any material it includes in this document.

Index Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the UKX. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the London International Financial Futures and Options Exchange futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the UKX. Additionally, a stock must have a free float (as described below) of greater than 5%.

Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (the London Stock Exchange’s trading service for UK blue chip securities).

Minimum Voting Rights Screen — Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the index.

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the UKX at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.

Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the UKX at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the UKX than qualify to be removed, the lowest ranking constituents of the UKX will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation

The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the UKX) will have a greater effect on the level of the UKX than will the price movement of a smaller company (that is, one representing a smaller percentage of the UKX).

The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the UKX on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the UKX.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the expiration date of such lock-in clause and the index review date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance

The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Following a takeover or merger involving one or more index constituents, the free float restrictions will be based on restricted holdings in the successor company and will be implemented when the offer has completed (or lapsed) unless it directly reflects a corporate action independent of and not conditional on the takeover or merger completing or lapsing. If the corporate event includes another corporate action that affects the UKX, a change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of above 99% and of 15% or below will not be subject to the three percentage points threshold.

At each quarterly review, the Committee publishes a Reserve List containing the six highest ranking non-constituents of the UKX. The Reserve List will be used in the event that one or more constituents are deleted from the UKX during the period up to the next quarterly review. If a merger or takeover results in one index constituent being absorbed by another constituent, the resulting company will remain a constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the index calculation two days prior to the deletion and related index adjustment. If an index constituent is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent on the Reserve List. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any other company on the Reserve List. If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as index constituents, based on their respective full market capitalizations (before the application of any investability

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company from the Reserve List as at the close of the index calculation two days prior to the deletion.

Capitalization Adjustments

A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX. Warrants to purchase ordinary shares and convertible securities are not included in the UKX until they are exercised or converted.

Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the third Wednesday of the month prior to the review month.

If a corporate action is applied to a constituent, which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of shares in issue add up to 10% or more or when an accumulated share change represents $2 billion of a company’s total market capitalization, they are implemented between quarters. If an adjustment is made, it will be applied for the first time at the next review in March of the following year. All adjustments are made before the start of the index calculation on the day concerned, unless market conditions prevent this.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions, in accordance with the rules of the UKX. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the UKX is being calculated, the UKX will be declared indicative (e.g., normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.

If any event leads to an error in the value of the UKX that is greater than three basis points at the local country index level, then the UKX will generally be recalculated, subject to discovery, within one month of the event. Where an alternative approach is available, FTSE may, at its sole discretion, choose not to recalculate.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Historical Information

The following graph sets forth the daily historical performance of the UKX in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Pricing Date, the closing level of the UKX was 10,606.00.

This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the Securities may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the UKX.

License Agreement

These Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by The London Stock Exchange Plc (the “Exchange”) or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the said index stands at any particular time on any particular day or otherwise. The index is compiled and calculated solely by FTSE. However, neither FTSE or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the index and neither FTSE or Exchange or FT shall be under any obligation to advise any person of any error therein.

“FTSETM” and “FootsieTM” are trademarks of The London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

The Swiss Market Index

The SMI:

•was first launched with a base level of 1,500 as of June 30, 1988; and

•is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange.

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

Information regarding the SMI may be found on the SIX Swiss Exchange’s website. Please note that information included in that website is not included or incorporated by reference in this document.

Index Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Swiss Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Swiss Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•average free-float market capitalization (compared to the capitalization of the entire SIX Swiss Exchange index family), and

•cumulative on order book turnover (compared to the total turnover of the SIX Swiss Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the SMI unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of the SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the SMI with five trading days’ prior notice if the circumstances permit such notice.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the index is reduced to that value at each quarterly index review by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float market capitalization are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, a new calculation of the capping factors is executed immediately and communicated to the market in order to ensure that the maximum weight per constituent is capped at 18% for the opening on the next

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

day. In order to achieve a capped weighting of the index without causing market distortion, a stepwise reduction is conducted based on the quarterly index reviews to ensure that no change in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intra-quarter breach, the weights are limited to the last defined weights as of the prior review.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Swiss Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Swiss Exchange may also use other sources than the reports submitted to it. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Swiss Exchange. The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the SIX Exchange reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.

After a takeover, the SIX Swiss Exchange may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the SMI after five trading days’ notice.

The SIX Exchange reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the Index

The SIX Exchange calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Index =	Free Float Market Capitalization of the index Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the SIX Swiss Exchange will use the last reported price for such component stock. Only prices from the SIX Swiss Exchange’s electronic order book are used in calculating the SMI.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by SIX Swiss Exchange to reflect corporate events, as described in the index rules.

Historical Information

The following graph sets forth the daily historical performance of the SMI in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Pricing Date, the closing level of the SMI was 13,830.34.

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the Securities may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the SMI.

License Agreement

The Securities are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the level at which the SMI stands at any particular time on any particular day. However, the SIX Swiss Exchange shall not be liable (whether through negligence or otherwise) to any person for any error in the Index and the SIX Swiss Exchange shall not be under any obligation to disclose such errors.

SIX®, SIX Swiss Exchange®, SPI®, Swiss Performance Index (SPI)®, SPI EXTRA®, SMI®, Swiss Market Index® (SMI)®, SMIM®, SMI MID (SMIM)®, SMI Expanded®, SXI®, SXI LIFE SCIENCES®, SXI Bio+Medtech®, SBI®, SBI Swiss Bond Index®, VSMI®, SIX Immobilienfonds Index® and SIX Quotematch® are trademarks that have been registered in Switzerland and/or abroad by the SIX Swiss Exchange. Their use is subject to a license.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

The S&P/ASX 200 Index

The AS51:

•was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by S&P on April 3, 2000; and

•is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial.

The AS51 includes 200 companies and covers approximately 80% of the Australian equity market by market capitalization. As discussed below, the AS51 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange (the “ASX”). All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion.

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization.  Constituent companies for the AS51 are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”), are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Information regarding the S&P/ASX 200 Index may be found on S&P’s website.  That information is updated from time to time on that website.  Please note that information included in that website is not included or incorporated by reference in this document.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (“CDIs”) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be increasingly reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital.

The IWF ranges between 0 and 1, is calculated as 1 – Sum of the % held by strategic shareholders who possess 5% or more of issued shares, and is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

S&P identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

1.Government and government agencies;

2.Controlling and strategic shareholders/partners;

3.Any other entities or individuals which hold more than 5%, excluding insurance companies, securities companies and investment funds; and

Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P/ASX index family).

Index Maintenance

S&P rebalances constituents quarterly to ensure adequate market capitalization and liquidity using the previous six months’ data to determine index eligibility. Quarterly review changes take effect the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met.

In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the six-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•rights issues, bonus issues and other major corporate actions; and

•share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

Calculation of the AS51

The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment, as described in S&P’s rules. This helps maintain the value of the AS51 and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The AS51 will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the AS51 for that day.

S&P reserves the right to recalculate the AS51 under certain limited circumstances.

Historical Information

The following graph sets forth the daily historical performance of the AS51 in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Pricing Date, the closing level of the AS51 was 8,789.349.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the Securities may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the AS51.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”). The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). Neither S&P nor the Australia Stock Exchange make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P’s and the Australia Stock Exchange’s only relationship to MLPF&S is the licensing of certain trademarks and trade names of S&P and the Australia Stock Exchange and of the S&P/ASX 200 Index, which index is determined, composed and calculated by S&P without regard to us, MLPF&S or the Securities. S&P and the Australia Stock Exchange have no obligation to take our needs or the needs of MLPF&S or the owners of the Securities into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P and the Australia Stock Exchange are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P and the Australia Stock Exchange have no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P AND THE AUSTRALIA STOCK EXCHANGE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN AND S&P AND THE AUSTRALIA STOCK EXCHANGE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P AND THE AUSTRALIA STOCK EXCHANGE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE AUSTRALIA STOCK EXCHANGE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P OR THE AUSTRALIA STOCK EXCHANGE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Hypothetical Historical Closing Values of the Basket

While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical historical daily performance of the Basket for the period from January 2, 2021 through the Pricing Date, assuming that the Basket was created on January 2, 2021 with the same Basket Components and corresponding weights in the Basket and with an initial Basket value of 100 on that date. The hypothetical performance of the Basket is based on the actual daily closing levels of the Basket Components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Securities may be. Any hypothetical historical upward or downward trend in the value of the Basket during the period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Securities.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Basket. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Basket. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket Components and the Basket, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

Validity of the Securities

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Market Linked Securities— Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an International Equity Index Basket due December 3, 2027

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Basket Components. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.